Exhibit 10.20

SEPARATION AND TRANSITION AGREEMENT

THIS SEPARATION AND TRANSITION AGREEMENT (the “Agreement”) is entered into as of May 5, 2008 (the “Effective Date”), by and among Global Hyatt Corporation and Hyatt Corporation, each a Delaware corporation (together with each of its successors and assigns sometimes singularly or collectively referred to herein as the “Company”), and Kirk Rose (“Executive”).

RECITALS

WHEREAS, the Executive has been employed by the Company or its predecessor since September 7, 1999, and currently serves the Company as its principal financial officer with the title of Senior Vice President – Finance;

WHEREAS, Executive and the Company have agreed that Executive will voluntarily resign from his employment with the Company on May 15, 2008 (the “Resignation Date”);

WHEREAS, the Company desires to provide for an orderly transition of Executive’s duties and responsibilities and Executive desires to assist the Company in obtaining an orderly transition; and

WHEREAS, Executive and the Company have negotiated and reached an agreement with respect to all rights, duties and obligations arising between them, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to Executive’s continued employment with the Company and the conclusion of that employment;

NOW THEREFORE, in consideration of the covenants and mutual promises recited below, the parties agree as follows:

1. Duties. During the period beginning on the Effective Date and ending on the earlier of: (a) a date mutually agreed to by the Executive and the Company, (b) a date determined by the Company and communicated to the Executive with no less than seven (7) days advance written notice, (c) the date of the Executive’s death or permanent disability or (d) May 15, 2008 (such period referred to as the “Transition Period”), the Executive shall assist the Company with respect to matters relating to the Superior Bank matter, issuance of corporate bonds and/or other financing transactions, issuance of quarterly financial statements issued during the Transition Period, and the search for and hiring of a Treasurer and transition of duties and responsibilities to a Chief Financial Officer of the Company, if applicable during the Transition Period.

2. Compensation. In recognition of the Executive’s contributions to the Company and as consideration for the release and the other promises of Executive contained in this Agreement, which shall be deemed to include Executive’s agreement to faithfully discharge the duties and remain in the employ of the Company as described above through the last day of the Transition Period, and provided, further, that Executive timely signs and returns this Agreement and the release attached as Exhibit A hereto, and timely signs and returns the identical general release, pursuant to Paragraph 8 below, the Company will provide Executive with the following compensation and benefits:

(a) Base Salary and Benefit Plan Participation. During the Transition Period, the Executive will continue to (i) receive his Base Salary as in effect on the Effective Date and (ii) participate in the Company’s retirement and welfare benefit plans, perquisite programs, expense reimbursement and vacation policies, as such plans, programs and policies may be in effect from time to time.

(b) 2008 Annual Bonus. For his service in calendar year 2008, through and including May 15, 2008, Executive shall receive a pro-rated bonus in the amount of $107,000.00 (One Hundred Seven Thousand Dollars), which amount shall be paid to Executive in one lump sum by no later than five calendar days following the Resignation Date.

(c) Severance Payment. The Company agrees to pay Executive severance in the amount of $1,400,000.00 (one Million Four Hundred Thousand Dollars) (“Severance Payment”). The Severance Payment will be paid to Executive in one lump sum by no later than five calendar days following the Resignation Date.

(d) Stock Appreciation Rights (“SARs”). Executive will not receive a 2008 SARs Award. With respect to the 2006 and 2007 SARs Awards (“Prior Awards”) made to Executive under the Global Hyatt Long Term Incentive Plan (the “GHLTIP”), Executive agrees that such Awards are cancelled as of the date of this Agreement. In consideration of such cancellation, Executive shall be entitled to a lump-sum cash payment equal to the sum of (a) the “Spread” (as defined below) with respect to 50% of the number of SARs granted to Executive in 2006 (such percentage being the percentage of 2006 SARs that would be vested as of the 2008 vesting date and reflects 103, 125 SARs), plus (b) the “Spread” (as defined below) attributable to 25% of the 2007 SARs (such percentage being the percentage of the 2007 SARs that would be vested as of the 2008 vesting date and reflects 12,750 SARs). For this purpose, the Spread is the amount by which the Share Value as of December 31, 2008, as defined and determined in accordance with the GHLTIP, exceeds the Base Value of $24.95 with respect to the 2006 SARs and $31.40 with respect to the 2007 SARs. In the event the Share Value does not exceed the applicable Base Value, then the Spread with respect to those SARs shall be zero. It is anticipated that the December 31, 2008 Share Value will be determined and communicated to GHLTIP participants on or about March 31, 2009. The lump sum cash payment, if any, required under this Section 2(d) shall be made to Executive on or before the later of April 30, 2009 or 30 days after the determination and communication of the December 31, 2008 Share Value to the GHLTIP participants assuming that this Agreement is executed and in full force and effect as of any such payment date.

(e) Payment of Accrued Vacation. Within fifteen days following the Resignation Date, the Company shall pay Executive the full amount of the 33.25 days of accrued but untaken vacation pay owing Executive as of the Resignation Date.

3. No Additional Entitlements. Executive understands and acknowledges that he will have no further entitlements, other than (a) those recited in this Agreement and (b) accrued rights and entitlements that have vested as of the Resignation Date under the Company’s plans. The Company will provide a Benefits Summary to Executive on or before the Resignation Date. Executive understands and agrees that benefits payable to Executive under the Company’s nonqualified deferred compensation plans will be paid in December 2008 and the Company acknowledges and agrees that time is of the essence with respect to the payment of such amounts in December 2008.

4. Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

5. Section 409A Compliance. It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Internal Revenue Code Section 409A and the treasury regulations and guidance thereunder (“Section 409A”) so as not to subject the Executive to the payment of interest and tax penalty which may be imposed under Section 409A. Notwithstanding anything contained herein to the contrary, if, at the Executive’s separation from service, (a) Executive is a specified employee as defined in Section 409A. Notwithstanding anything contained herein to the contrary, if, at the Executive’s separation from service, (a) Executive is a specified employee as defined in Section 409A and (b) any of the payments or benefits provided hereunder constitute deferred compensation under Section 409A, the, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of six (6) months following the separation from service.

6. Post-Resignation Services. Executive Agrees that he will be available to Company after the Resignation Date to provide information and reasonable support for the Superior Bank matter and other matters in respect of which Executive has information (“Post-Resignation Services”). For the period of May 15, 2008 through November 30, 2008, the Company will pay to Executive $76,923.07 per month for six and one-half months (a total of $500,000) for Post Resignation Services. The Company shall reimburse Executive for reasonable out-of-pocket expenses incurred by Executive in performing Post-Resignation Services in accordance with the Company’s expense reimbursement policies and pay such compensation to Executive as the Company and Executive shall mutually agree with respect to any such services performed after November 30, 2008. The Company understands that Executive will be seeking and may obtain alternative employment after the Resignation Date and that Post-Resignation Services will be provided at times reasonably convenient for Executive. For a period of three months after the Resignation Date, the Company will provide Executive with an office and appropriate support services, such as computer, Blackberry, telephone, travel assistance for Company business, but not including a dedicated administrative assistant.

7. Execution of Agreement; Release of Claims. The payments and benefits to the Executive pursuant to this Agreement are contingent upon (i) the Executive executing and delivering to the Company this Agreement and a release of claims in the form attached to this Agreement as Attachment A (the “Release”) by 6:00 p.m. (CDT) on May 5, 2008, and (ii) the Executive executing and delivering to the Company on May 15, 2008, a release of claims in substantially the same form as the Release, effective as of that date.

8. Non-Reliance. Executive represents to the Company and the Company represents to Executive that in executing this Agreement they do not rely and have not relied upon any representation or statement not set forth herein made by the other or by any of the other’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement, or otherwise.

9. Assignability. The rights and benefits under this Agreement are personal to Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of Executive upon death. The Company may assign this Agreement to any parent, affiliate or subsidiary or any entity which at any time whether by merger, purchase, or otherwise acquires all or substantially all of the assets, stock or business of the Company.

10. Confidentiality, Intellectual Property, Non-Solicitation and Non-Disparagement. The Company and Executive acknowledge and agree that, except as modified by the superseding provisions below, the provisions of the Confidentiality, Intellectual Property, Non-solicitation and Non-disparagement Agreement (the “Confidentiality Agreement”) to which Executive is a party (a copy of which is attached hereto as Exhibit B) shall continue to apply to the Company and Executive as if fully set forth in this Agreement and that the commitments on confidentiality shall also apply to the provisions of Sections 2 and 6 of this Agreement and to any information received by Executive while providing Post-Resignation Services. In consideration of the compensation described in Section 2 hereof and the Company’s commitments hereunder, the Confidentiality Agreement is clarified and modified by this Agreement as set forth above and as follows:

(a) Confidentiality. Following the Transition Period, Executive acknowledges and agrees that references in the Confidentiality Agreement and herein to “affiliates” of the Company include, but are not limited to, the Pritzker family (including its members and trusts established by or for the benefit of members of the Pritzker family), the Pritzker family business interests, including The Pritzker Organization, and the directors, officers, trustees and employees of each such business interest.

(b) Non-Solicitation. Executive further agrees that the provisions of Section 3 of the Confidentiality Agreement relating to non-solicitation of employees shall apply for a period of twenty-four months following termination of his employment and shall be modified and expanded to include Executive’s agreement not to, directly or indirectly, induce, solicit, or attempt to persuade any employee or individual who is, or at any time during the six-month period ending on the date of Executive’s termination of employment was, such an employee of the Company or its subsidiaries or affiliates, to accept employment with a Company, organization or other association at which Executive is then employed, provided, however, that:

(i) The scope of the non-solicitation set forth in this Section 10(b) shall be limited to employees for whom Executive had supervisory responsibility, daily interaction in the performance of his duties or about whom Executive had confidential personnel information including but not limited to performance reviews or advancement potential evaluations, and shall be further limited to exclude clerical employees; and

(ii) The non-solicitation provisions set forth in this Section 10(b) shall not apply to any individual described in this Section 10(b) who has voluntarily resigned from the Company or whose employment was terminated buy the Company, or any of its affiliates, and seeks employment with an organization at which Executive is employed.

(c) Non-Disparagement. At all times prior to and after the Effective Date, Executive will not disparage, place in a false light or criticize, orally, in writing, or by action, gesture or innuendo, the business, products, policies, decisions, directors, officers or employees of the Company or any of its operating divisions or affiliates to any person. The Company also agrees that none of its officers will disparage, place in a false light or criticize Executive to any person or entity either orally, in writing, or by action, gesture or innuendo. The obligations of this Section 10(c) shall survive the expiration of this Agreement.

(d) Non-Competition. In addition, during the period from the date hereof through November 30, 2008, the Executive agrees he will not become associated with a Competitor. For purposes of this Section 10(d): (i) a “Competitor” means Marriott International, Starwood Hotels & Resorts Worldwide, Inc., Hilton Hotels Corporation, InterContinental Hotels Group PLC or any of their respective affiliates and successors; and (ii) the Executive shall be considered to have become “associated with a Competitor” if the Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with a Competitor. Notwithstanding the foregoing, the Executive may make and retain investments in less than one percent of the equity of any Competitor, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

11. Entire Agreement. Executive acknowledges and agrees that this Agreement includes the entire agreement and understanding between the parties and supercedes any prior agreements, written or oral, with respect to the subject matter hereof, including the termination of Executive’s employment after the Effective Date and all amounts to which Executive shall be entitled whether during the Transition Period or thereafter.

12. Severability/Reasonable Alteration. In the event that any part or provision of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable part or provision had not been included therein. Further, in the event that any part or provision hereof shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope or activity restriction that such court deems reasonable and enforceable, then the parties expressly authorize the court to modify such part or provision so that it may be enforced to the maximum extent permitted by law.

13. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against Executive or the Company.

14. Insurance. The Company presently maintains general liability insurance on an occurrence basis which covers the professional activities of employed lawyers and accountants of the Company. The Company will continue to provide such coverage for the past activities of Executive to the same extent as such coverage is provided with respect to the past activities of other former employed lawyers and accountants of the Company

15. Applicable Law, Venue and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflicts of laws principles, rules or statutes of any jurisdiction. The exclusive venue for any litigation between Executive and the Company for any dispute arising out of this Agreement or relating in any way to Executive’s employment with the Company shall be the state or federal courts located in Cook County, Illinois, and Employee hereby consents to any such court’s exercise of personal jurisdiction over Executive for such purpose.

16. Counterparts and Facsimiles. This Separation and Transition Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument; signed copies of this Separation and Transition Agreement may be delivered by .pdf, .jpeg or fax and will be accepted as an original.

17. Notice. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Executive at:

403 North Vine

Hinsdale, Illinois 60521

To the Company at:

Global Hyatt Corporation

Hyatt Center

71 South Wacker Drive

12th Floor

Chicago, Illinois 60606

Attn: General Counsel

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Separation and Transition Agreement as of the date and year first set forth above.

GLOBAL HYATT CORPORATION

By:	/s/ Mark S. Hoplamazian
Its:	President and Chief Executive Officer

HYATT CORPORATION

By:	/s/ Mark S. Hoplamazian
Its:	President and Chief Executive Officer

EXECUTIVE

/s/ Kirk Rose

Exhibit A

GENERAL RELEASE OF ALL CLAIMS

1. For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned (“Executive”), for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge Global Hyatt Corporation and Hyatt Corporation (collectively, “Company”), and the Company’s subsidiaries, parents, affiliates, related organizations, and stockholders, and their respective affiliates (including trustees and beneficiaries of trust, stockholders), employees, officers, directors, attorneys, successors, and assigns or each of the foregoing (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses, the Separation and Transition Agreement between the Company and the Executive (the “Separation and Transition Agreement”), with respect to which this is the Release referred to in Paragraph 7 thereof, and any claims under any Stock Appreciation Rights agreements between Executive and the Company, and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Illinois Human Rights Act, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release by Executive of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to any claims or rights that may arise after the date Executive signs this General Release. The foregoing release does not apply to (a) any claims or rights for compensation, benefits, indemnification and any other surviving rights now existing under the Separation and Transition Agreement, the organization documents of the Company or any other agreement providing for indemnification regardless of when any claim is filed, or (b) any claims or rights under directors and officers liability insurance.

2. Excluded from this release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

3. Executive agrees never to sue Releasees in any forum for any claim covered by the above waiver and release language. If Executive violates this General Release by suing Releasees, other than as set forth in Section 1 hereof, Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit.

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4. Executive acknowledges and recites that:

(a) Executive has executed the Separation and Transition Agreement and this General Release knowingly and voluntarily;

(b) Executive has read and understands the Separation and Transition Agreement and this General Release in its entirety;

(c) Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of the Separation and Transition Agreement and this General Release before executing it; and

(d) Executive’s execution of the Separation and Transition Agreement and this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of the Separation and Transition Agreement and this General Release.

5. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Illinois, except for the application of pre-emptive Federal law.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:	Executive:

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Exhibit B

CONFIDENTIALITY, INTELLECTUAL PROPERTY,

NON-SOLICITATION & NON-DISPARAGEMENT AGREEMENT

This Confidentiality, Intellectual Property, Nin-solicitation and Non-disparagement Agreement (this “Agreement”) is entered into by and among Global Hyatt Corporation, a Delaware corporation (“Global Hyatt”), Hyatt Corporation, a Delaware corporation and subsidiary of Global Hyatt (“Employer”), and Susan Smith (“Employee”).

WHEREAS, Employee is currently employer by Employer;

WHEREAS, Employee has access to confidential and proprietary information of Global Hyatt, its subsidiaries and its affiliates;

WHEREAS, the Board of Directors of Global Hyatt has adopted the Global Hyatt Corporation Long-Term Incentive Plan (the “LTIP”), and the Administrator of the LTIP has determined that it is in the best interest of Global Hyatt to make grants of Stock Appreciation Rights (as defined in the LTIP, the “SARs”) to Employee; and

WHEREAS, the grant of SARs to Employee is conditioned upon Employee’s execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of Employee’s employment, the grant of SARs to Employee, the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Employee’s employment with Employer results and will result in Employee’s exposure and access to confidential and proprietary information including, but not limited to, financial information, investment opportunities, investment positions, business plans and strategies, business track record, acquisition information, prospect information, due diligence files, sales plans, marketing plans, information concerning actual and prospective customers and suppliers, pricing information, personnel information, trade secrets, and other secret or confidential operational, management, personnel, financial, accounting, marketing or tax information of Global Hyatt Corporation, its subsidiaries and affiliates, and any compilations thereof relating to the business or operations of Global Hyatt, its subsidiaries and affiliates (“Confidential Information”) which information is of great value to Global Hyatt. Confidential Information shall not be deemed to include information that otherwise is or has become generally available to the public (without breach of this Agreement), or as to which Employee obtained knowledge from sources other than Global Hyatt or any of its subsidiaries or affiliates, or any of the directors, managers, officers or employees thereof (provided that such source is not bound by a confidentiality agreement with Global Hyatt or any of its subsidiaries or affiliates).

During Employee’s employment with Global Hyatt or any of its subsidiaries or affiliates, Employee agrees that Employee shall at all times hold in confidence, keep secret and inviolate and not make available, divulge, disclose, or communicate in any manner whatsoever to anyone any such Confidential Information, or use any such Confidential Information for any purpose other than in the performance of Employee’s job duties and on Global Hyatt’s or any of its subsidiaries’ or affiliates’ behalf. Following Employee’s employment with Global Hyatt or any of its subsidiaries or affiliates, Employee shall not, at any time, make available, divulge, disclose, or communicate in any manner whatsoever to anyone any such Confidential Information, or use any such Confidential Information for any purpose unless authorized to do so in writing by Global Hyatt’s Chief Executive Officer or unless required to do so by a governmental authority by law or subpoena or judicial process, in which case Employee will give Global Hyatt immediate advance notice of such disclosure, including a copy of any subpoena or other document legally requiring Employee to make any otherwise prohibited disclosure, prior to making any such disclosure, so that Global Hyatt shall have the opportunity if it so desires to seek a protective order or other appropriate remedy.

2. From the time that Employee became employed by Employer, up to and including the effective termination date of Employee’s employment with Global Hyatt or any of its subsidiaries, any and all inventions, improvements, methodologies and discoveries including, but not limited to, processes, data, lists, systems, products, development materials, operating manuals, analytical tools, and computer programs discovered, developed, or learned by Employee, in whole or in part, that relate to Global Hyatt’s business are the sole and absolute property of Global Hyatt and are “works made for hire” as that term is defined in the copyright laws of the United States. Employee acknowledges and agrees that Global Hyatt is the sole and absolute owner of all patents, copyright, trademarks or other property rights to all such inventions, improvements, methodologies and discoveries. To the extent that any of those items are determined not to constitute works made for hire, Employee agrees that Employee’s signature on this Agreement constitutes an assignment (without any further consideration) to Global Hyatt for any and all of Employee’s respective copyrights and other rights, title, and interest in and to all such items. The foregoing provisions of this Section 2 do not apply to an invention for which no equipment, supplies, facilities or trade secret information of Global Hyatt was used and which was developed entirely on Employee’s own time, unless: (a) the invention relates (i) directly to the business of Global Hyatt or (ii) to Global Hyatt’s actual or demonstrably anticipated research and development, or (b) the invention results from any work performed by Employee for Global Hyatt.

3. Employee agrees that while Employee is employed by Global Hyatt or any of its subsidiaries or affiliates, and for a period of one year beginning on the date that Employee’s employment with Global Hyatt or any of its subsidiaries or affiliates terminates, regardless of the reason for such termination, Employee will not, directly or indirectly, induce, solicit, or attempt to persuade any employee of Global Hyatt or any of its subsidiaries or affiliates to terminate his or her employment with Global Hyatt or any of its subsidiaries or affiliates. In the event that Employee is found by a court of competent jurisdiction to have violated this Section 3, the time period in this Section that restricts Employee’s activity shall be extended for one day for each day that Employee is found to have been violating this Section, up to a maximum of one additional year.

4. Employee agrees that Employee shall not, at any time, disparage Global Hyatt or any of its respective subsidiaries, affiliates, directors, officers, or employees.

5. Upon Global Hyatt’s demand, but no later than the effective date of the termination of Employee’s employment with Global Hyatt or any of its subsidiaries or affiliates, Employee will immediately return to Global Hyatt all of its property including, but not limited to, all of Global Hyatt’s, its subsidiaries’ and affiliates’ documents, files, forms, notes, records, charts, keys, credit cards, computer hardware, cell phones, personal digital assistants, blackberries and other electronic devices, computer software and all copies thereof. Employee’s duty to return such property extends to all locations where Employee has stored or maintained such property.

6. Employee acknowledges and agrees that any breach by Employee of any of the provisions of this Agreement will cause Global Hyatt to suffer immediate and irreparable harm for which damages are an inadequate remedy and are difficult to calculate. Accordingly, Employee agrees that if Employee violates any provision of this Agreement, without limiting any other available legal or equitable remedy (including the recovery of monetary damages), Global Hyatt will be entitled to an order from a court of competent jurisdiction (without the need to post bond or other security) to temporarily and preliminarily enjoin Employee from violating the provisions of this Agreement. Employee further agrees that should Global Hyatt successfully demonstrate in a court of competent jurisdiction that Employee has breached any provision of this Agreement, Global Hyatt shall be entitled to recover its attorneys’ fees and costs from Employee that Global Hyatt expended in enforcing this Agreement.

7. Employee acknowledges and agrees that this Agreement is not intended to be and shall not be construed as an express or implied employment contract to provide services for a specific duration of time or that limits any potential basis for termination.

8. Global Hyatt’s waiver of a breach by Employee of any provision of this Agreement or failure to enforce any such provision with respect to Employee shall not operate or be construed as a waiver of any subsequent breach of such provision or of any breach of any other provision. No act or omission of Global Hyatt shall constitute a waiver of any of its rights hereunder except for a written waiver signed by Global Hyatt’s Chief Executive Officer.

9. If for any reason any provision of this Agreement shall be deemed by a court of competent jurisdiction to be unreasonable or otherwise unenforceable, it is the purpose and intent of Global Hyatt and Employee that the court of competent jurisdiction modify or limit such provisions or restrictions so that, as modified or limited, such prohibitions or restrictions may be enforced to the fullest extent possible, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10. Other than as set forth in Section 9 above, this Agreement may not be amended except by written agreement executed by both Employee and Global Hyatt’s Chief Executive Officer.

11. This Agreement is enforceable by Global Hyatt and its affiliates and subsidiaries and may be assigned or transferred by Global Hyatt to, and upon such assignment or transfer, shall be binding upon and inure to the benefit of, any parent, subsidiary, affiliate, or other related entity of Global Hyatt or any entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of Global Hyatt. Employee may not assign any of Employee’s rights or obligations under this Agreement.

12. This Agreement will be governed by the internal laws of the State of Illinois without regard to its conflicts or choice of law rules.

13. This Agreement embodies the entire agreement and understanding between Global Hyatt and Employee with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written. The provisions of this Agreement shall survive any termination of Employee’s employment regardless of the reason for such termination.

14. Employee acknowledges and agrees that Employee is entering this Agreement voluntarily and that Employee has had an opportunity to review this Agreement with counsel.

AGREED TO AND ACCEPTED:

Kirk Rose	GLOBAL HYATT CORPORATION

By:
Date:	Name:
Its:

Date:

HYATT CORPORATION

By:
Name:
Its:

Date:

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